Exhibit 10.6

EXECUTION VERSION

AMENDED AND RESTATED SERVICES AGREEMENT

by and between

HOT TOPIC, INC.

and

TORRID LLC

dated as of

March 21, 2019

i

This AMENDED AND RESTATED SERVICES AGREEMENT (this “Agreement”), dated as of March 21, 2019, is entered into by and between Hot Topic, Inc., a California corporation (“Hot Topic”), and Torrid LLC, a California limited liability company (“Torrid” and, together with Hot Topic, each a “Party” and together the “Parties”).

W I T N E S S E T H:

WHEREAS, Hot Topic and Torrid were previously parties to that certain Transition Services Agreement, dated as of May 1, 2015 (the “TSA”);

WHEREAS, Hot Topic and Torrid terminated the TSA and the services thereunder and entered into that certain Services Agreement dated as of June 2, 2017 (the “Services Agreement”), pursuant to which Hot Topic agreed to provide certain services to Torrid on the terms and conditions contained in the Services Agreement;

WHEREAS, the Parties now desire to amend and restate the Services Agreement through this Agreement; and

WHEREAS, the Parties hereby now amend and restate the Services Agreement in its entirety and replace the Services Agreement in its entirety with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Services and Compensation

1.1 Services. Torrid hereby engages Hot Topic to provide, and Hot Topic hereby agrees to provide or cause to be provided in accordance with this Agreement, to and for the benefit of Torrid those services described in the Schedules attached hereto (each such scheduled service, a “Service”) until the earlier of (i) the expiration of the Term or (ii) such time as any or all of such Services are terminated in accordance with Section 2.2. Hot Topic may provide the Services through one or more of its Affiliates; provided that Hot Topic shall remain responsible for the provision thereof.

1.2 Compensation for Services.

(a) In consideration for the Services provided to Torrid hereunder, Torrid shall pay Hot Topic the amounts specified in the Schedules attached hereto (collectively, the “Fees”) and shall reimburse Hot Topic for the actual and documented out-of-pocket expenses (the “Additional Expenses”) reasonably incurred by Hot Topic in providing such Services; provided that Torrid shall not be obligated to reimburse Hot Topic for any Additional Expenses unless such Additional Expenses have been approved by Torrid in advance (such approval not to be unreasonably withheld, conditioned or delayed). The Fees are subject to (i) increase or decrease based upon changes in Torrid’s business operations and forecasts, in each case, to the extent specified in the Schedules attached hereto, (ii) increase as provided for below in this Section 1.2(a) and (iii) decrease in the event that Torrid terminates one or more Services in accordance with

Section 2.2(b). The Parties acknowledge that the calculation of the Fees for each of the Services hereunder is intended to reflect an allocation of the costs to provide such Services as is consistent with that in effect as of the date of this Agreement and to permit Hot Topic to receive reimbursement of its out-of-pocket costs incurred to provide such Services. Accordingly, in furtherance of the foregoing, no later than thirty (30) days prior to the end of each calendar year during the Term, the Parties shall convene to negotiate in good faith any potential increase to the Fees for the Services for the immediately succeeding calendar year that are attributable to increases in such costs to Hot Topic to provide such Services for such calendar year (e.g., increases in labor costs, travel and related costs, third party costs, etc.). Any increase in such costs shall be allocated as between Hot Topic and Torrid in a manner that is consistent with the allocation of such costs as in effect as of the date of this Agreement (it being agreed that such allocation may change based on an increase or decrease in the respective business operations of each of Hot Topic and Torrid). Subject to the preceding sentence, so long as Hot Topic provides Torrid with reasonably satisfactory documentation evidencing the aforementioned increase in its out-of-pocket costs to provide Torrid the applicable Service for the immediately succeeding calendar year, the Fees for such Service shall be so increased; provided that, any increase in Fees for any such Service of more than 10% shall require Torrid’s prior written consent.

(b) Torrid acknowledges and agrees that as of the date hereof, Hot Topic has incurred or has made a binding commitment to incur on behalf of Torrid certain costs and expenses with respect to the items set forth on Annex A attached hereto (the “Pre-Approved Expenses”) in connection with its performance of the Services. Torrid further acknowledges and agrees that Hot Topic would not have made any of the Pre-Approved Expenses absent Torrid’s entry into this Agreement and agreement to engage Hot Topic for the provision of Services for the duration of the Term. Accordingly, Torrid hereby agrees that such Pre-Approved Expenses shall constitute Additional Expenses that are payable by Torrid in accordance with Section 1.2(a) and, notwithstanding any early termination by Torrid of any of the Services hereunder in accordance with Section 2.2(b), Torrid shall remain liable for such Pre-Approved Expenses to the extent provided for on Annex A attached hereto. Without limiting Torrid’s obligations for such Pre-Approved Expenses as provided for in this Section 1.2(b), Hot Topic agrees that in the event the applicable Service to which such Pre-Approved Expense relates is terminated in accordance with Section 2.2(b) Hot Topic shall use its commercially reasonable efforts to mitigate any damages resulting therefrom.

(c) The Fees and any Additional Expenses shall be invoiced (an “Invoice”) monthly by Hot Topic, in advance, on the first (1st) day of each fiscal month; provided that the Fees labeled as “Variable Costs based on usage” set forth on Schedule 2 shall be invoiced monthly by Hot Topic, in arrears, within thirty (30) days after the end of each fiscal month. All Invoices shall be payable by Torrid no later than thirty (30) days after the date of the Invoice from Hot Topic (the date on which a payment is due, the “Invoice Due Date”).

1.3 Late Payments. Any payments owing to Hot Topic pursuant to this Agreement that are not paid when due (other than as a result of a delay directly caused by Hot Topic or its Affiliates) shall bear interest at the rate of three (3) percent per annum (the “Late Payment Rate”), calculated from the date such amount was due until the date payment is received; provided that the Late Payment Rate shall not exceed the highest lawful rate of interest; provided, further, that if Torrid disputes in good faith any amount set forth on an Invoice and it is finally determined that

Torrid is not obligated to pay such disputed amount, then Torrid shall not be obligated to pay any interest (including interest at the Late Payment Rate) on such disputed amount. For clarity, Torrid shall have the right to withhold from payment any amounts it disputes in good faith, it being agreed that any undisputed amounts will be due and payable on the applicable Invoice Due Date.

1.4 Capital Investments.

(a) Hot Topic shall from time to time make such capital investments as are required in order to provide and/or support performance of the Services. Except to the extent otherwise provided in Section 1.4(b), (i) costs incurred by Hot Topic in connection with such capital investments shall be borne by Hot Topic and shall not be reimbursed by Torrid nor shall any such costs be included in Fees or Additional Expenses chargeable to Torrid and (ii) Hot Topic shall retain title to such capital investments.

(b) Notwithstanding anything to the contrary contained in Section 1.4(a), costs directly incurred by Hot Topic with respect to any capital investments incurred by Hot Topic specifically on behalf of, at the request, and with the prior written approval, of Torrid shall be for the account of Torrid and shall be included in (i.e., added to) the Fees for which Torrid will be invoiced pursuant to Section 1.2 (it being agreed that there shall be no allocation of any of Hot Topic’s internal costs and there shall be no mark-up with respect to any such capital investment (i.e., such capital investments shall be billed to Torrid at Hot Topic’s actual and reasonable direct out-of-pocket cost therefor)). Torrid shall retain title to any such capital investments. In the event that Torrid either terminates this Agreement or the provision of the Service with respect to which such capital investment was made, in each case, prior to the end of the Term pursuant to Section 2.2(b), Torrid shall remain responsible for the aforementioned costs.

1.5 Taxes. The amount of any actual and documented sales tax, value added tax, use tax, rent tax, goods and services tax or similar tax (excluding taxes on Hot Topic’s income or ownership of property) that is required to be paid by Hot Topic in connection with the Services provided hereunder are included in the Fees for the Services as provided in the applicable Schedules and shall be payable monthly by Torrid as part of the monthly Invoice from Hot Topic.

1.6 Record Keeping. During the Term (as defined below), Hot Topic shall maintain the agreements, documents, books, records and files relating to its and its Affiliates’ provision of Services hereunder (collectively, the “Records”) and shall permit representatives of Torrid to have reasonable access upon ten (10) business days’ prior written notice to Hot Topic and during normal business hours and in a manner so as not to unreasonably interfere with Hot Topic’s normal operations, to all personnel and accountants having knowledge concerning its provision of Services and to its Records pertaining to its provision of Services. During the Term, upon ten (10) business days’ prior written notice from Torrid and so long as it does not unreasonably interfere with Hot Topic’s normal operations, Hot Topic shall furnish or cause to be furnished to Torrid and its representatives, employees, counsel and accountants access, during normal business hours, to Records relating to the Services provided by it and its Affiliates and shall permit such persons to examine and copy, at Torrid’s sole cost and expense, such Records to the extent reasonably requested as reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms or defense of any third-party claim or assessment. Torrid agrees to cooperate so that such access does not unreasonably disrupt the normal operations of Hot Topic.

1.7 Standard of Performance; Standard of Care; Service Levels. Hot Topic shall perform the Services (a) in a professional and workmanlike manner at substantially the same standards of performance as in effect immediately prior to the date hereof and using the same degree of care as it exercises in performing the same or similar services to its operations, with priority equal to that provided to its own businesses, and (b) in accordance with any specific performance standards or performance metrics set forth in the Schedules attached hereto. For further clarity, Hot Topic shall not discriminate against Torrid in the allocation and prioritization of resources and services or otherwise in the provision of the Services. It is the intention of the Parties that Torrid’s use of any Service shall be at the level of use required as of the date of this Agreement and Hot Topic hereby agrees to provide Services that satisfy such level of use; provided that, the Parties shall discuss in good faith any appropriate adjustments to the service level for any Service (whether based upon Torrid’s forecasts of such Services or otherwise).

1.8 Nature of the Services/Changes. Each of Hot Topic and Torrid acknowledges that Hot Topic may make changes or modifications from time to time for operational and other reasons to the specifications of any Services involving systems and associated computer programs, products, equipment and services or the manner of performing the Services; provided that (a) no such changes or modifications shall limit Hot Topic’s obligation to provide the Services in accordance with the standards provided for herein, (b) Hot Topic shall schedule and implement such changes and modifications in a manner designed to minimize any potential interruption or adverse effects to the greatest extent possible, and (c) Hot Topic shall provide to Torrid reasonable advance notice of (i) any material changes or modifications, regardless of anticipated effect on Service delivery, and (ii) any changes or modifications that may disrupt the Services in any material respect.

1.9 Use of Third Parties. In those instances in which the provision of a Service by Hot Topic requires the use of a third-party product or service that will require payment of additional consideration by Hot Topic, and the payment of such consideration is not contemplated by this Agreement (including the Schedules hereto, as applicable) or has not been previously agreed by the Parties, then Hot Topic will provide Torrid with thirty (30) days’ prior written notice detailing the amount of such additional consideration and Torrid will then have the option to (a) procure its own third-party products or services at its own expense for such Service(s) (in which case, Torrid shall not be required to pay the Fees or any Additional Expenses in respect of such Service(s) or, for the avoidance of doubt, the additional consideration contemplated by this Section 1.9) or (b) authorize Hot Topic to incur the required additional consideration on its behalf and at Torrid’s expense and such additional consideration (without mark-up) will be billable as Fees to Torrid under this Agreement.

1.10 Intellectual Property.

(a) Each Party and their respective Affiliates shall retain ownership of all right, title and interest in and to the respective Intellectual Property owned or controlled by them and any and all improvements, modifications and derivative works thereof. Subject to any other written agreement between the Parties, neither Party shall acquire any right, title or interest, express or implied, in or to such Intellectual Property of the other Party.

(b) All data created by Hot Topic on behalf of Torrid in connection with the performance of the Services or Additional Services (as defined below) or delivered to Torrid in connection with the provision of a Service or Additional Service (as defined below), and in each case, relating exclusively to the business of Torrid, shall be owned by Torrid. Hot Topic shall provide to Torrid access to any such data at all times throughout the Term and shall provide to Torrid a complete copy of such data as may be requested by Torrid from time to time.

1.11 Additional Services. Torrid may, upon written notice to Hot Topic, identify and request that Hot Topic provide to it additional services that are reasonably related to the Services or that were provided by Hot Topic to it prior to the date of this Agreement (the “Additional Services”). To the extent any Additional Services are so requested by Torrid, Hot Topic will consider in good faith such request. If and to the extent that the Parties mutually agree on the provision by Hot Topic to Torrid of such service (including the nature thereof, the length of time for which such service will be provided and any incremental Fees payable therefor), the Parties will enter into an amendment to this Agreement to add such service to the Schedules hereto and and such Additional Service shall thereupon be deemed to be a “Service” hereunder for all purposes hereof.

1.12 Cooperation. The Parties shall cooperate in good faith with each other to carry out the intent of this Agreement, including by providing any reasonably requested information to each other and/or third parties that may be reasonably necessary for the provision of the Services hereunder. In furtherance of the foregoing, in connection with the delivery by Torrid of any forecasts contemplated by this Agreement and/or the Schedules attached hereto, Torrid shall also provide Hot Topic (in a manner consistent with that in effect as of the date of this Agreement) with such information, documentation and data as is reasonably required by Hot Topic in order for Hot Topic to arrange and/or plan for the provision of the Services to which such forecasts relate for the succeeding calendar year.

1.13 Title to Assets; Methods, etc.; Ownership of Products

(a) Except in respect of capital investments as set forth in Section 1.4(b), all procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by Hot Topic in connection with the provision of Services hereunder shall remain the property of Hot Topic and shall at all times be under the sole direction and control of Hot Topic.

(b) Notwithstanding any other provision of this Agreement, and except as otherwise expressly provided in the Schedules or in a separate written agreement that is not, by its terms, superseded by this Agreement, title to all products or other materials that are transported, shipped, warehoused or otherwise held in the custody of Hot Topic on behalf of Torrid shall at all times remain with Torrid, and Torrid shall at all times be the owner of record of such products or other materials, and, subject to Article III, shall be solely responsible for any matters arising from or relating to such products or other materials.

1.14 Oversight, Access, and Inspection.

(a) Hot Topic shall make available to Torrid, during normal working hours (and after hours for emergency or other extraordinary purposes, to the extent consistent with Hot Topic’s general practice with respect to any particular personnel), all personnel of Hot Topic, whether employees or contractors, involved in the provision of Services hereunder, to allow Torrid to (i) ask questions, request information, or address issues relating to the Services, (ii) request modifications to, or communicate priorities with respect to, the Services, or (iii) otherwise oversee the provision of the Services and validate that the Services are being provided in a manner consistent with the obligations set forth in this Agreement.

(b) Hot Topic shall, unless otherwise agreed to by Torrid for any particular data or system, provide real-time access (with read, write, copy, and extract privileges) to Torrid or its representatives to all data of Torrid residing on hardware, servers, or systems hosted by or on behalf of, or otherwise controlled by, Hot Topic.

(c) Hot Topic shall make available to Torrid, during normal hours of operations (and after hours for emergency or other extraordinary purposes), access to all facilities owned, leased, or otherwise controlled by or operated on behalf of, Hot Topic and from which Services are provided, to allow Torrid to inspect such facilities to validate that the manner in which, and locations from which, the Services are being provided are consistent with the obligations set forth in this Agreement and otherwise reasonably satisfactory to Torrid.

ARTICLE II

Term

2.1 Term. This Agreement shall become effective on the date hereof and shall remain in full force and effect until the third (3rd) anniversary of the date hereof or any later end date of the last Service to expire as set forth on the Schedules (as the same may be extended by mutual written agreement of the Parties or as the same may be extended for any particular Service(s) as set forth in the Schedules, the “Term”), unless earlier terminated in accordance with Section 2.2. Torrid specifically agrees and acknowledges that Hot Topic’s obligations to provide the Services shall, to the extent not earlier terminated immediately cease upon expiration of the Term (unless the Term is extended by mutual written agreement of the Parties). Upon the cessation of Hot Topic’s obligation to provide any Service, Torrid shall immediately cease using, directly or indirectly, such Services.

2.2 Termination.

(a) If either Party hereto (the “Defaulting Party”) shall fail to perform in any material respect any of its material obligations under this Agreement, whether voluntarily or involuntarily or as a result of any law or regulation or otherwise, the other Party hereto shall have the option to terminate this Agreement upon written notice to the Defaulting Party specifying the nature of such failure and stating that the other Party intends to terminate this Agreement (or if such failure relates to a specific Service, to terminate such Service) if such failure is not cured within sixty (60) (or in the event of a failure to make any undisputed payment in accordance with Section 1.2 hereof, thirty (30)) days of such written notice; provided that good faith disputes with respect to the quality of service provided with respect to any given Service shall not be deemed to be a failure to perform a material obligation for purposes of this Section 2.2(a).

(b) At any time during the Term, unless a shorter or longer termination notice period is set forth in the Schedules for any particular Service (in which case such notice period in the Schedules shall apply), Torrid may terminate (i) any or all of the Services set forth on Schedule 1 and/or Schedule 2 attached hereto by providing not less than eighteen (18) months’ prior written notice to Hot Topic or (ii) any or all of the Services set forth on Schedule 3 attached hereto by providing not less than ninety (90) days’ prior written notice to Hot Topic, in each case, specifying the Service(s) to be terminated and the termination date therefor (which, for Services set forth on Schedule 1 and/or Schedule 2, must be at least eighteen (18) months from the date of such notice and for the Services set forth on Schedule 3, must be at least ninety (90) days from the date of such notice). Any such notice delivered by Torrid to Hot Topic shall be irrevocable. From and after the effective date of the termination as provided for above, Torrid shall have no further liability or obligation with respect to the Fees or Additional Expenses for such terminated Service(s), except for (w) any accrued and unpaid Fees or Additional Expenses for such terminated Service(s) that were performed prior to the effective date of such termination, (x) any costs for capital investments to the extent provided for in Section 1.4(b), (y) any Pre-Approved Expenses and (z) Disengagement Costs. If Torrid terminates less than all of the Services set forth on a particular Schedule (i.e., not all of the Services set forth on such Schedule) in accordance with this Section 2.2(b), the Parties will mutually negotiate in good faith an appropriate and reasonable reduction to the Fees payable by Torrid in respect of the provision of the Services that will continue following such termination.

(c) From the date, if any, on which Torrid delivers a notice of termination pursuant to Section 2.2(b) until the effective date of such termination (the “Transition Period”), Hot Topic shall continue to provide the Service(s) that is the subject of such notice of termination and shall also provide Torrid with any reasonable assistance and/or one-time projects reasonably necessary to disengage and transition such Service(s) from Hot Topic to Torrid (or its designee(s)); provided that Torrid shall continue to pay to Hot Topic the Fees and Additional Expenses with respect to such Service as provided for in Section 1.2 and shall also reimburse Hot Topic for any Disengagement Costs. In addition, during the Transition Period, upon the reasonable request of Torrid, the Parties shall use good faith efforts to facilitate the orderly and efficient transition of the applicable Service(s) from Hot Topic to Torrid or its designee(s). As used in this Agreement, “Disengagement Costs” shall mean, (i) with respect to such terminated Service(s), any and all direct out-of-pocket fees, costs and expenses incurred by Hot Topic or its Affiliates in connection with the termination of this Agreement and/or the cessation of the Service(s) hereunder, including cancellation and/or termination charges, costs and/or fees under third party contracts and reasonable out-of-pocket charges, costs, fees and/or expenses incurred by Hot Topic as a direct consequence of the termination of such Service(s) and (ii) solely in respect of the termination of any of the Services set forth on Schedule 2 attached hereto, the out-of-pocket costs of any severance payments contractually or legally required to be paid by Hot Topic directly as a result of Hot Topic’s termination of employees who were providing such terminated Services; provided that, (A) Hot Topic may notify Torrid in advance of any such employees that it intends to terminate in connection with the termination of such Services and Torrid may, in its sole discretion, offer any or all of such employees the opportunity to become an employee of Torrid and (1) in the event that any such employee chooses to become an employee of Torrid and Hot Topic is notified in writing that such employee has accepted Torrid’s offer of employment, Torrid shall have no liability or obligation to Hot Topic with respect to the Disengagement Costs in clause (ii) above that would have otherwise been payable to Hot Topic in respect of such employee(s), or (2) in the event that any such employee chooses not to become an employee of Torrid, Torrid shall pay to Hot Topic such employee’s severance payments as provided for in clause (ii) above, (B) any severance shall be payable solely with respect to those employees actually providing the terminated Services and who are terminated as a direct result of the termination of any Service for which severance is payable hereunder, and (C) Hot Topic shall use reasonable efforts (1) to redeploy employees providing Services to the extent there is excess demand for personnel for other Services or for Hot Topic’s own business needs, and (2) otherwise mitigate any severance costs or other Disengagement Costs.

(d) In the event of the termination of this Agreement pursuant to this Article II, the provisions of this Agreement, except for the covenants and agreements of the Parties set forth herein which by their terms are intended to survive the termination of this Agreement until fully performed, shall forthwith become void and have no effect, without any liability on the part of any party or its respective directors, officers, employees, agents or stockholders; provided that no such termination shall relieve any Party of liability for breaches of this Agreement arising on or prior to such termination. Notwithstanding anything to the contrary contained herein, Article III and Sections 4.1 and 4.2 shall survive the termination of this Agreement.

ARTICLE III

Limitation on Liability and Indemnification

3.1 Limitation on Liability. In no event will either Party be liable for any indirect, special, punitive, incidental, lost profits or consequential damages in connection with or arising out of this Agreement, except to the extent such liability arises from the gross negligence or reckless or willful misconduct of, or violation of law by, a Party. In addition, Hot Topic’s maximum liability (based on breach of warranty, breach of contract, negligence, strict liability in tort or any other legal or equitable theory) to Torrid in the event of any performance or non-performance under this Agreement for any Indemnifiable Losses (as defined below) shall in no event exceed the aggregate amount of the Fees paid or payable (as of the date of the performance or non-performance giving rise to such Indemnifiable Losses) by Torrid to Hot Topic under this Agreement, except to the extent such liability arises from the gross negligence, reckless or willful misconduct or violation of law by Hot Topic.

3.2 Indemnification.

(a) Generally.

(i) Torrid shall indemnify, defend and hold harmless Hot Topic and Hot Topic’s officers, directors, affiliates, shareholders, employees and agents from and against any and all losses, claims, damages, liabilities, costs, charges or expenses (including without limitation, reasonable and documented out-of-pocket attorneys’ fees and costs, amounts incurred in investigating or defending a Claim (as defined below) and any amounts paid to settle an action or satisfy a judgment) joint or several (“Indemnifiable Losses”) arising from, based upon or relating to Hot Topic’s provision of the Services or any Additional Services; provided, that Torrid shall not be liable in any such case if and to the extent any such Indemnifiable Loss arises out of or is based upon the material breach, gross negligence, or reckless or willful misconduct of, or violation of law by Hot Topic.

(ii) Hot Topic shall indemnify, defend and hold harmless Torrid and Torrid’s officers, directors, affiliates, shareholders, employees and agents from and against any and all Indemnifiable Losses arising from, based upon or relating to Hot Topic’s provision of the Services or Additional Services; provided, that Hot Topic shall only be liable if and to the extent such Indemnifiable Losses arise from the material breach, gross negligence, or reckless or willful misconduct of, or violation of law by Hot Topic.

(b) Procedures. Promptly after receipt by the Party seeking indemnification of notice of the assertion by any third party of a Claim that may give rise to an Indemnifiable Loss or otherwise relates to the matters contemplated by this Section 3.2, or the commencement of any action or proceeding with respect thereto (a “Claim”), such Party (and all Persons related to such Party that may be entitled to indemnification pursuant to Section 3.2(a)(i) or 3.2(a)(ii), as the case may be, the “Indemnitee”) shall notify the other Party (the “Indemnifying Party”) in writing thereof; provided that the omission to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the Indemnitee, except to the extent and only to the extent that the Indemnifying Party demonstrates that the defense of such action is materially prejudiced by the Indemnitee’s failure to give such notice. In case any Claim shall be brought against the Indemnitee, the Indemnifying Party shall be entitled to participate in or to assume and undertake the defense thereof with counsel reasonably satisfactory to the Indemnitee after notice to the Indemnitee of its election so to assume and undertake the defense thereof. The Indemnifying Party shall not be liable to the Indemnitee under this Section 3.2 for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation; provided that (i) if the Indemnifying Party has failed to assume the defense and employ counsel or (ii) if the defendants in any such Claim include both the Indemnifying Party and the Indemnitee and the Indemnitee shall have reasonably concluded that there may be defenses available to it that are different from or additional to those available to the Indemnifying Party or if the Indemnitee shall have reasonably concluded that the interests of the Indemnitee reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnitee shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action. The expenses and fees of such separate counsel and other expenses related to such participation shall be reimbursed by the Indemnifying Party; provided that the Indemnifying Party will not be bound by any compromise or settlement effected without its consent (such consent not to be unreasonably withheld or delayed). In the event that the Indemnitee is, directly or indirectly, conducting the defense of any action under this Article III, the Indemnifying Party shall cooperate in such defense and make available all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee.

3.3 Remedies Cumulative. The rights of indemnification provided herein shall not be deemed exclusive of any other rights to which either party may be entitled under any agreement or contract or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in its official capacity, it being agreed by both Parties that indemnification hereunder by the Indemnifying Party shall be made to the fullest extent permitted by legal requirements.

ARTICLE IV

Additional Agreements of the Parties

4.1 Confidentiality.

(a) Hot Topic and Torrid acknowledge that in connection with the provision and receipt of the Services hereunder, either Party (the “Receiving Party”) may obtain access to Confidential Information of the other Party (the “Disclosing Party”). The Receiving Party shall refrain from and shall cause its Affiliates or its or their Representatives to refrain from (i) using any Confidential Information of the Disclosing Party except for the purpose of providing or supporting the provision of the Services hereunder and (ii) disclosing any Confidential Information of the Disclosing Party to any person, except to such Receiving Party’s Affiliates and its and their respective Representatives as reasonably required in connection with the exercise of each Party’s rights and obligations under this Agreement (and only subject to disclosure restrictions consistent with those set forth herein), it being understood that the Receiving Party shall be responsible for any breach of the terms of this Section 4.1(a) by any of its Representatives. In the event that the Receiving Party is required by any applicable law or governmental order to disclose any Confidential Information, the Receiving Party shall (x) to the extent permissible by such applicable law or order, provide the Disclosing Party with prompt and, if practicable, advance, written notice of such requirement, (y) disclose only that information that the Receiving Party determines (with the advice of counsel) is required by such applicable law or order to be disclosed and (z) use reasonable efforts to preserve the confidentiality of such Confidential Information, including by, at the Disclosing Party’s request, reasonably cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information (at the Disclosing Party’s sole cost and expense).

(b) For purposes of this Section 4.1(b):

“Confidential Information” shall mean information that is (i) conspicuously marked “confidential” or with similar designation; (ii) identified by the Disclosing Party as confidential before or promptly after disclosure; or (iii) disclosed in a manner, or is of a type, such that the Receiving Party should reasonably have understood under the circumstances that the information is considered confidential or proprietary, unless such information (A) is in the public domain through no fault of the Receiving Party, (B) is or hereafter becomes known to the public through no fault of the Receiving Party, (C) was, prior to the date of disclosure, already in the possession of the Receiving Party (except to the extent provided to the Receiving Party under the TSA) or (D) is provided to the Receiving Party by a third party having no confidential obligation to the other Party to this Agreement with regard to such information and is substantiated as such.

“Representatives” shall mean the directors, officers, employees, third party contractors, agents and other representatives of such Party.

4.2 Non-Solicitation. Except as otherwise expressly permitted by this Agreement, during the Term and for a period of one (1) year following any expiration or termination of this Agreement, without the prior written consent of Hot Topic, Torrid shall not, and shall not cause or direct any of its Affiliates to, directly or indirectly, solicit for hire any employee of Hot Topic or its Affiliates who has performed any of the Services under this Agreement or with whom Torrid has had contact as a result of the provision of the Services by Hot Topic or its Affiliates. For

purposes of this Agreement “solicit for hire” shall not include (x) referrals made by a placement agency, (y) responses to any general advertisements, including those appearing in a newspaper, magazine or trade publication or on a website, that were not targeted at any such employee or (z) the solicitation and hiring of any individual whose employment has been terminated by Hot Topic or its Affiliates.

4.3 Insurance. Hot Topic hereby agrees to, at all times during which Hot Topic is performing Services under this Agreement, obtain and maintain at its own cost and expense, insurance to cover itself, its employees and its subcontractors in minimum, per occurrence limits as follows:

(1)	Workers Compensation	Statutory
(2)	Commercial General Liability	$1,000,000
(3)	Commercial Automobile Liability	$2,000,000
(4)	Employer’s Liability	$1,000,000
(5)	Cybersecurity	$5,000,000

The foregoing insurance policies shall name Torrid as an additional insured party, shall be for the benefit of Torrid, and Hot Topic shall provide Torrid with at least ten (10) days’ prior notice to of the cancellation or any substantial modification of any such policy. Hot Topic shall furnish or cause to be furnished to Torrid a certificate of insurance satisfying the requirements of this Section 4.3.

4.4 PCI Compliance. Hot Topic hereby agrees to utilize software and services for processing transactions included in the Services that are consistent in all material respects with those used by Hot Topic for its own processing transactions (including with respect to matters of compliance with the PCI Data Security Standard and protections against fraudulent or unapproved use of payment card or identity information).

4.5 Lien and Security Interest. Hot Topic shall not have a warehouseman’s lien, and shall waive any and all other liens under applicable law, upon all goods and property of Torrid that are deposited or stored with Hot Topic. In addition, Hot Topic agrees to assist and to enter into any collateral access agreement and/or other bailee arrangements with any financing sources providing secured financing to Torrid.

ARTICLE V

Miscellaneous

5.1 Entire Agreement. This Agreement (together with the Schedules hereto) constitutes the entire agreement of the Parties hereto and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the Parties hereto, or either of them, with respect to the subject matter hereof. All exhibits and schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement. For the avoidance of doubt, the Parties hereby acknowledge and agree that (a) the original Services Agreement superseded and replaced the TSA in all respects and the TSA is terminated and of no further force or effect, and (b) this Agreement amends, restates, and replaces the original Services Agreement; provided, however, that neither Party waives or disclaims, or is released from, any obligation or liability accruing under the original Services Agreement prior to the date hereof.

5.2 Governing Law and Dispute Resolution.

(a) This Agreement shall be governed by the laws of the State of California applicable to contracts entered into and to be performed within said State, without regard to the conflicts of law principles thereof. The Parties further agree that, except as expressly set forth below, venue and jurisdiction over any actions arising out of or related to this Agreement shall lie exclusively with the courts located in and having jurisdiction over Los Angeles County, California, and the Parties hereby submit to the jurisdiction thereof.

(b) Except with respect to any claim for equitable relief (the pursuit of which shall not be subject to the provisions of this arbitration provision and instead shall be subject to the provisions of Section 5.2(a)), all other claims and disputes arising under or relating to this Agreement, are to be settled by binding arbitration in the state of California, County of Los Angeles, or another location mutually agreeable to the Parties. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association located at www.adr.org. Any such arbitration shall be conducted by a single arbitrator experienced in the commercial contracts industry. The arbitrator shall have no authority to award punitive, consequential, or special damages. The arbitrator shall not be entitled to issue injunctive and other equitable relief. The Party initiating the arbitration shall be responsible for the initial filing fee. Thereafter each Party shall split the cost and fees of the arbitrator, including any administrative fees. All other fees and costs, including attorneys’ fees, shall be borne by each Party. The demand for arbitration shall be made within a reasonable time after the claim, and in no event shall it be made after one year from when the aggrieved Party knew or should have known of the controversy, claim, dispute or breach. Any Party may enforce the arbitrator’s award in a court of competent jurisdiction.

5.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.3):

If to Hot Topic, to:

Hot Topic, Inc.

18305 E. San Jose Ave.

City of Industry, CA 91748

Attention: George Wehlitz

Email: gwehlitz@hottopic.com

Copy to: Legal Department

If to Torrid, to:

Torrid LLC

18501 E. San Jose Ave.

City of Industry, CA 91748

Attention: Dennis Secor

Email: dsecor@torrid.com

Copy to: Legal Department

5.4 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Hot Topic and Torrid. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

5.5 Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other Party, which consent may be withheld, conditioned or delayed in such person’s sole discretion; provided, however, that, notwithstanding the foregoing, either Party may (a) assign any or all of its rights and interests hereunder to one or more of its affiliates or (b) to an acquiring entity (whether by merger, reorganization, initial public offering, acquisition or sale of stock) or to the purchaser of all or substantially all of such Party’s assets, in each case, without the prior written consent of the other Party; provided, further, that the assigning Party shall remain responsible for all of its obligations hereunder. Any Party assigning any of its rights or interests hereunder in accordance with this Section 5.5 shall provide the other Party notice of such assignment within thirty (30) days after such assignment.

5.6 No Third Party Beneficiaries. Except for the provisions of Article III relating to indemnification, which are also for the benefit of the indemnified parties set forth therein nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Hot Topic, Torrid and their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

5.7 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original instrument but all of which together shall together constitute one and the same agreement.

5.8 Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. All references to “dollars” or “$” in this Agreement are to United States dollars.

5.9 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. In case of conflict between the terms and conditions of this Agreement and any Schedule, the terms and conditions of such Schedule shall control and govern as it relates to the Service to which those terms and conditions apply.

5.10 Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, affiliate, agent or representative of Torrid or Hot Topic, in its capacity as such, shall have any liability in respect of or relating to the covenants or obligations of such Party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Torrid and Hot Topic, for itself and its stockholders, directors, officers and affiliates, waives and agrees not to seek to assert or enforce any such liability that any such person otherwise might have pursuant to applicable law.

5.11 Force Majeure. Neither party hereto shall be liable for any failure of or delay in the performance of this Agreement for the period that such failure or delay is due to acts of God, public enemy, civil war, strikes or labor disputes, or any other cause beyond the Parties’ reasonable control; provided that Torrid shall not be required to make payment for any Services not performed by Hot Topic due to any such cause. Each Party hereto agrees to notify the other Party promptly upon the occurrence of any such cause and to carry out this Agreement as promptly as practicable after such cause is terminated. If a cause or event of the type specified in this Section 5.11 shall persist for a duration of fifteen (15) days or more, Torrid shall be entitled, at its option, (a) to terminate any affected Services (without payment of any termination-related charges), or (b) to procure services to replace any affected Services from a third party, in which case Hot Topic shall reimburse Torrid for any costs incurred to procure such services that are in excess of the Fees that otherwise would have been payable to Hot Topic for the Services being replaced.

5.12 Independent Contractor. The relationship of Hot Topic to Torrid under this Agreement shall be that of independent contractor and this Agreement does not establish any fiduciary relationship or other relationship of partnership, joint venture, employment, franchise or agency between them.

5.13 Personnel. Both Parties hereto agree that they shall take appropriate action by instruction of or agreement with their personnel to ensure that all personnel performing or otherwise involved with Services under this Agreement shall be bound by and comply with all of the terms and conditions of this Agreement, including, but not limited to, the terms and conditions of Section 4.1 hereof.

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IN WITNESS WHEREOF, the parties hereto have duly caused the execution of this Amended and Restated Services Agreement by their duly authorized representative or officer, as of the day and year first above written.

HOT TOPIC, INC.

BY	/s/ George Wehlitz
Name: George Wehlitz
Title: CFO

TORRID LLC

BY	/s/ Dennis Secor
Name: Dennis Secor
Title: CFO

SCHEDULE 1

INFORMATION TECHNOLOGY (IT)

APPENDIX I TO SCHEDULE 1

BUSINESS APPLICATIONS

APPENDIX II TO SCHEDULE 1

HOT TOPIC, INC. SECURITY AND COMPLIANCE POLICY

[See attached.]

SCHEDULE 2

DISTRIBUTION, INTERNET FULFILLMENT, CUSTOMS AND LOGISTICS

SCHEDULE 3

REAL ESTATE AND CONSTRUCTION

ANNEX A

PRE-APPROVED EXPENSES

ANNEX B

HOT TOPIC 2019 IT PROJECT ROADMAP